UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     December 13, 2007

    First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

    South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

    (864) 948-9001
(Registrant's telephone number, including area code)

  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   Other Events

First National Bancshares, Inc. and Carolina National Corporation announced today that the shareholders of both companies have approved the Agreement and Plan of Merger dated August 26, 2007, as approved by both companies’ boards of directors, at special shareholder meetings held on December 11, 2007, in Columbia, South Carolina for Carolina National shareholders, and December 13, 2007, in Spartanburg, South Carolina for First National shareholders. A copy of the press release is attached hereto as Exhibit 99.1.

The transaction will create the ninth largest financial institution headquartered in South Carolina and the eighth largest deposit franchise of community banks operating in South Carolina based on information reported to the FDIC as of June 30, 2007. The combined company will also be the sixth largest publicly-traded financial institution headquartered in South Carolina with pro forma market capitalization of approximately $83 million based on the pro forma shares outstanding and the closing stock price of First National as of December 12, 2007. Based on financials as of September 30, 2007, the combined company would have nearly $812 million in assets, over $673 million in net loans, and approximately $648 million in deposits on a pro forma basis. Following the merger, First National Bank of the South will operate eleven full-service banking offices serving the Spartanburg, Greenville, Columbia, and Charleston markets. No Carolina National branch closures are expected to result from the transaction.

ITEM 9.01.   Financial Statements and Exhibits

(d)       Exhibits: The following exhibits are filed as part of this report:

Exhibit
Number	Description
99.1	Press release of First National Bancshares, Inc. dated December 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By: /s/ Kitty B. Payne Name Kitty B. Payne Title: Executive Vice President & Chief Financial Officer

Dated: December 13, 2007

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release of First National Bancshares, Inc. dated December 13, 2007.